Exhibit 99.1

Gulfport Energy Reports Fourth Quarter and Full Year 2023 Financial and Operating Results and Provides 2024 Operational and Financial Guidance

OKLAHOMA CITY (February 27, 2024) Gulfport Energy Corporation (NYSE: GPOR) (“Gulfport” or the “Company”) today reported financial and operating results for the three and twelve months ended December 31, 2023 and provided its 2024 outlook.

Fourth Quarter 2023

●	Delivered total net production of 1,063.3 MMcfe per day, above analyst consensus expectations

●	Reported $245.7 million of net income and $190.8 million of adjusted EBITDA(1), above analyst consensus expectations

●	Generated $155.5 million of net cash provided by operating activities and $85.4 million of adjusted free cash flow(1), excluding discretionary acreage acquisitions

●	Incurred capital expenditures, excluding discretionary acreage acquisitions, of $82.9 million

●	Utilized adjusted free cash flow(1) for discretionary acreage acquisitions totaling $23.1 million

●	Repurchased 490 thousand shares of common stock for approximately $66.0 million

Full Year 2023 Highlights and Recent Highlights

●	Delivered total net production of 1,054.3 MMcfe per day, at the high end of the Company’s increased guidance range

●	Reported $1.5 billion of net income and $725.0 million of adjusted EBITDA(1), above analyst consensus expectations

●	Generated $723.2 million of net cash provided by operating activities and $198.9 million of adjusted free cash flow(1), excluding discretionary acreage acquisitions

●	Incurred capital expenditures, excluding discretionary acreage acquisitions, of $443.4 million

●	Maintained a strong balance sheet and low financial leverage, with liquidity at December 31, 2023 totaling $720.1 million

●	Expanded common stock repurchase authorization in February 2023 and October 2023, to a total of $650 million with approximately $236 million(2) remaining

●	Returned substantially all full year adjusted free cash flow(1), excluding discretionary acreage acquisitions, to shareholders by repurchasing 1.5 million shares of common stock for approximately $148.9 million

●	Allocated $48.0 million toward discretionary acreage acquisitions, expanding high-quality resource base and adding over 1.5 years of inventory at current development pace

●	Developed first Marcellus two-well pad in Belmont County, Ohio with promising initial results, delineating approximately 50 to 60 locations, representing multiple years of additional liquids-rich drilling inventory

●	Achieved significant operational efficiencies, with average drilling footage per day and completion hours pumped per day improving by 60% and 30% year-over-year, respectively

Full Year 2024 Outlook

●	Expect to deliver relatively flat year-over-year net production with a range of 1,045 MMcfe to 1,080 MMcfe per day

●	Plan to invest total base capital expenditures of $380 million to $420 million, including $50 million to $60 million on maintenance leasehold and land investment, a decrease of approximately 10%(3) compared to full year 2023 and focused on more liquids-rich development in the Utica and SCOOP

●	Forecast delivering a significantly more capital efficient program associated with longer laterals and continued cycle time improvements; plan to deliver similar net completed lateral footage compared to 2023 while turning to sales 20% fewer gross wells

●	Plan to continue to allocate substantially all adjusted free cash flow(1), excluding acquisitions, toward common share repurchases

“Gulfport’s 2023 results delivered on all fronts, highlighted by our quality resource base and the continued improvement of development efficiencies throughout the year. The Company delivered net production at the high end of the updated guidance range, and well above our initial guidance provided in February 2023. This was accomplished while staying within our initial capital budget range, despite the incremental activity accelerated during the fourth quarter of 2023, as previously disclosed. The company augmented our attractive acreage portfolio by strategically acquiring liquids-rich Utica acreage that extended our inventory base by ~1.5 years and by delineating ~2 years of liquids rich Marcellus locations overlying our Utica acreage at no incremental land cost. This additional inventory provides fundamental value to the company as well as expanded optionality to our go-forward development plans. The 2023 development program led to meaningful adjusted free cash flow generation, and after adjusting for cash flow utilized for attractive discretionary acreage acquisitions, we allocated approximately 99% of our adjusted free cash flow to repurchasing our common stock during 2023. All of this was achieved while maintaining our strong balance sheet, ample liquidity and financial leverage below one times,” commented John Reinhart, CEO of Gulfport.

“As we move into 2024, the current natural gas pricing environment is challenged and reinforces the importance of developing our assets in an efficient and sustainable manner. Building on the momentum from 2023, we plan to remain focused on further optimizing our development programs cycle times and operating costs, and we laid out a program today expected to deliver similar production year over year on 10% less capital invested. Furthermore, our development program will focus on more liquids-rich development in both the Utica and SCOOP, ultimately improving margins and supporting our robust expected adjusted free cash flow generation, despite today’s challenging commodity backdrop. We plan to continue the return of capital to our shareholders and, excluding acquisitions, expect to allocate substantially all our full year 2024 adjusted free cash flow towards common stock repurchases.”

A company presentation to accompany the Gulfport earnings conference call can be accessed by clicking here.

1.	A non-GAAP financial measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

2.	As of February 26, 2024.

3.	Assumes midpoint of 2024 guidance.

Operational Update

The table below summarizes Gulfport’s operated drilling and completion activity for the full year of 2023:

	Year Ended December 31, 2023
	Gross	Net	Lateral Length
Spud
Utica & Marcellus	20	17.9	17,100
SCOOP	5	3.2	11,800

Drilled
Utica & Marcellus	22	20.2	15,400
SCOOP	2	1.7	8,600

Completed
Utica & Marcellus	22	20.2	14,000
SCOOP	2	1.7	8,600

Turned-to-Sales
Utica & Marcellus	22	20.2	14,000
SCOOP	2	1.7	8,600

Gulfport’s net daily production for the full year of 2023 averaged 1,054.3 MMcfe per day, primarily consisting of 783.8 MMcfe per day in the Utica and Marcellus and 270.4 MMcfe per day in the SCOOP. For the full year of 2023, Gulfport’s net daily production mix was comprised of approximately 91% natural gas, 7% natural gas liquids (“NGL”) and 2% oil and condensate.

	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2022
Production
Natural gas (Mcf/day)	976,820	934,763	959,743	883,195
Oil and condensate (Bbl/day)	3,498	4,959	3,733	4,412
NGL (Bbl/day)	10,923	14,520	12,018	12,281
Total (Mcfe/day)	1,063,341	1,051,637	1,054,251	983,354
Average Prices
Natural gas:
Average price without the impact of derivatives ($/Mcf)	$2.37	$5.45	$2.37	$6.20
Impact from settled derivatives ($/Mcf)	$0.54	$(2.88)	$0.42	$(3.11)
Average price, including settled derivatives ($/Mcf)	$2.91	$2.57	$2.79	$3.09
Oil and condensate:
Average price without the impact of derivatives ($/Bbl)	$73.47	$79.27	$73.27	$91.58
Impact from settled derivatives ($/Bbl)	$(3.32)	$(16.89)	$(2.53)	$(24.32)
Average price, including settled derivatives ($/Bbl)	$70.15	$62.38	$70.74	$67.26
NGL:
Average price without the impact of derivatives ($/Bbl)	$26.65	$30.85	$27.29	$41.26
Impact from settled derivatives ($/Bbl)	$2.72	$0.92	$2.07	$(2.80)
Average price, including settled derivatives ($/Bbl)	$29.37	$31.77	$29.36	$38.46
Total:
Average price without the impact of derivatives ($/Mcfe)	$2.69	$5.64	$2.73	$6.49
Impact from settled derivatives ($/Mcfe)	$0.51	$(2.63)	$0.40	$(2.94)
Average price, including settled derivatives ($/Mcfe)	$3.20	$3.01	$3.13	$3.55
Selected operating metrics
Lease operating expenses ($/Mcfe)	$0.17	$0.18	$0.18	$0.18
Taxes other than income ($/Mcfe)	$0.08	$0.15	$0.09	$0.17
Transportation, gathering, processing and compression expense ($/Mcfe)	$0.91	$0.99	$0.91	$1.00
Recurring cash general and administrative expenses ($/Mcfe) (non-GAAP)	$0.15	$0.13	$0.12	$0.12
Interest expenses ($/Mcfe)	$0.16	$0.17	$0.15	$0.17

Capital Investment

Capital investment was $443.4 million (on an incurred basis) for the full year of 2023, of which $388.6 million related to drilling and completion (“D&C”) activity and $54.8 million related to maintenance leasehold and land investment. In addition, Gulfport invested approximately $48.0 million in discretionary acreage acquisitions.

Common Stock Repurchase Program

Gulfport repurchased approximately 490 thousand shares of common stock during the fourth quarter for approximately $66.0 million. As of February 26, 2024, the Company had repurchased approximately 4.5 million shares of common stock at a weighted average price of $92.41 per share since the program initiated in March 2022, totaling approximately $413.6 million in aggregate. The Company currently has approximately $236.4 million of remaining capacity under the share repurchase program.

Financial Position and Liquidity

As of December 31, 2023, Gulfport had approximately $1.9 million of cash and cash equivalents, $118.0 million of borrowings under its revolving credit facility, $63.8 million of letters of credit outstanding and $550 million of outstanding 2026 senior notes.

Gulfport’s liquidity at December 31, 2023, totaled approximately $720.1 million, comprised of the $1.9 million of cash and cash equivalents and approximately $718.2 million of available borrowing capacity under its revolving credit facility.

During 2023, the Company paid $4.8 million of cash dividends to holders of its preferred stock.

2024 Guidance

Gulfport released operational guidance and outlook for the full year 2024, including full year expense estimates and projections for production and capital expenditures. Gulfport’s 2024 guidance assumes commodity strip prices as of February 13, 2024, adjusted for applicable commodity and location differentials, and no property acquisitions or divestitures.

	Year Ending
	December 31, 2024
	Low	High
Production
Average daily gas equivalent (MMcfe/day)	1,045	1,080
% Gas	~92%

Realizations (before hedges)
Natural gas (differential to NYMEX settled price) ($/Mcf)	$(0.20)	$(0.35)
NGL (% of WTI)	35%	40%
Oil (differential to NYMEX WTI) ($/Bbl)	$(4.75)	$(5.75)

Expenses
Lease operating expense ($/Mcfe)	$0.17	$0.19
Taxes other than income ($/Mcfe)	$0.08	$0.10
Transportation, gathering, processing and compression ($/Mcfe)	$0.90	$0.94
Recurring cash general and administrative(1,2) ($/Mcfe)	$0.11	$0.13

	Total
Capital expenditures (incurred)	(in millions)
D&C	$330	$360
Maintenance leasehold and land	$50	$60
Total base capital expenditures	$380	$420

(1)	Recurring cash G&A includes capitalization. It excludes non-cash stock compensation and expenses related to the continued administration of our prior Chapter 11 filing.
(2)	This is a non-GAAP measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

Derivatives

Gulfport enters into commodity derivative contracts on a portion of its expected future production volumes to mitigate the Company’s exposure to commodity price fluctuations. For details, please refer to the “Derivatives” section provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

Estimated Proved Reserves

Gulfport reported year end 2023 total proved reserves of 4.2 Tcfe, consisting of 3.7 Tcf of natural gas, 18.6 MMBbls of oil and 62.8 MMBbls of natural gas liquids. Gulfport’s year end 2023 total proved reserves increased approximately 4% when compared to its 2022 total proved reserves.

The table below provides information regarding the components driving the 2023 net proved reserve adjustments:

Total (Bcfe)
Proved Reserves, December 31, 2022	4,048
Extensions and discoveries	996
Revisions of prior reserve estimates	(445)
Current production	(385)
Proved Reserves, December 31, 2023	4,214

Proved developed reserves totaled approximately 2,203 Bcfe as of December 31, 2023 or approximately 52% of Gulfport’s proved reserves. Proved undeveloped reserves totaled approximately 2,011 Bcfe as of December 31, 2023.

The table below summarizes the Company’s 2023 net proved reserves:

	December 31, 2023
	Oil (MMBbl)	Natural Gas (Bcf)	NGL (MMBbl)	Total (Bcfe)
Utica & Marcellus
Proved developed(1)	2	1,520	7	1,576
Proved undeveloped(1)	10	1,421	17	1,585
Total proved(1)	13	2,941	24	3,160

SCOOP
Proved developed	4	459	24	627
Proved undeveloped	2	325	15	426
Total proved	6	785	39	1,053

Total
Proved developed	6	1,980	31	2,203
Proved undeveloped	12	1,746	32	2,011
Total proved	19	3,725	63	4,214

Totals may not sum or recalculate due to rounding.

(1)	Includes approximately 17 Bcfe and 108 Bcfe of net developed and undeveloped reserves, respectively, located in the Marcellus target formation.

The following table reconciles the standardized measure of future net cash flows to the PV-10 value of Gulfport’s proved reserves:

	Proved Developed	Proved Undeveloped	Total Proved
	($ in millions)
Estimated future net revenue(1)	$2,535	$2,235	$4,769
Present value of estimated future net revenue (PV-10)(1)	$1,590	$819	$2,409
Standardized measure(1)			$2,383

Totals may not sum due to rounding.

(1)	Estimated future net revenue represents the estimated future revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs under existing economic conditions as of December 31, 2023, and assuming commodity prices as set forth below. For the purpose of determining prices used in our reserve reports, we used the unweighted arithmetic average of the prices on the first day of each month within the 12-month period ended December 31, 2023. The prices used in our PV-10 measure were the average West Texas Intermediate Spot price of $78.21 per barrel and the average Henry Hub Spot price of $2.64 per MMBtu, before basis differential adjustments. These prices should not be interpreted as a prediction of future prices, nor do they reflect the value of our commodity derivative instruments in place as of December 31, 2023. The amounts shown do not give effect to non-property-related expenses, such as corporate general and administrative expenses and debt service, or to depreciation, depletion and amortization. The present value of estimated future net revenue typically differs from the standardized measure because the former does not include the effects of estimated future income tax expense of $26 million as of December 31, 2023.

Management uses PV-10, which is calculated without deducting estimated future income tax expenses, as a measure of the value of the Company’s current proved reserves and to compare relative values among peer companies. We also understand that securities analysts and rating agencies use this measure in similar ways. While estimated future net revenue and the present value thereof are based on prices, costs and discount factors which may be consistent from company to company, the standardized measure of discounted future net cash flows is dependent on the unique tax situation of each individual company. PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows or any other measure of a company’s financial or operating performance presented in accordance with GAAP.

A reconciliation of the standardized measure of discounted future net cash flows to PV-10 is presented above. Neither PV-10 nor the standardized measure of discounted future net cash flows purport to represent the fair value of our proved oil and gas reserves.

Fourth Quarter and Full Year 2023 Conference Call

Gulfport will host a teleconference and webcast to discuss its fourth quarter and full year 2023 results, as well as its 2024 outlook, beginning at 9:00 a.m. ET (8:00 a.m. CT) on Wednesday, February 28, 2024.

The conference call can be heard live through a link on the Gulfport website, www.gulfportenergy.com. In addition, you may participate in the conference call by dialing 888-428-7458 domestically or 862-298-0702 internationally. A replay of the conference call will be available on the Gulfport website and a telephone audio replay will be available from February 28, 2024 to March 13, 2024, by calling 877-660-6853 domestically or 201-612-7415 internationally and then entering the replay passcode 13744254.

Financial Statements and Guidance Documents

Fourth quarter and full year 2023 earnings results and supplemental information regarding quarterly data such as production volumes, pricing, financial statements, and non-GAAP reconciliations are available on our website at ir.gulfportenergy.com.

Non-GAAP Disclosures

This news release includes non-GAAP financial measures. Such non-GAAP measures should be not considered as an alternative to GAAP measures. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

About Gulfport

Gulfport is an independent natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins. Our principal properties are located in eastern Ohio targeting the Utica and Marcellus formations and in central Oklahoma targeting the SCOOP Woodford and SCOOP Springer formations.

Forward Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements regarding Gulfport’s current expectations, management’s outlook guidance or forecasts of future events, projected cash flow and liquidity, inflation, share repurchases and other return of capital plans, its ability to enhance cash flow and financial flexibility, future production and commodity mix, plans and objectives for future operations, the ability of our employees, portfolio strength and operational leadership to create long-term value and the assumptions on which such statements are based. Gulfport believes the expectations and forecasts reflected in the forward-looking statements are reasonable, Gulfport can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are described under “Risk Factors” in Item 1A of Gulfport’s annual report on Form 10-K for the year ended December 31, 2023 and any updates to those factors set forth in Gulfport’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at https://www.gulfportenergy.com/investors/sec-filings). Gulfport undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Investors should note that Gulfport announces financial information in SEC filings, press releases and public conference calls. Gulfport may use the Investors section of its website (www.gulfportenergy.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. The information on Gulfport’s website is not part of this filing.

Investor Contact:

Jessica Antle – Vice President, Investor Relations

jantle@gulfportenergy.com

405-252-4550